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                  SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549

                               Form 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 2, 2002

                   NEW ENGLAND BUSINESS SERVICE, INC.
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          (Exact name of registrant as specified in its charter)

Delaware                          1-11427           04-2942374
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(State or other jurisdiction   (Commission            (IRS Employer
 of incorporation)              File Number)    Identification No.)

        500 Main Street, Groton, MA                     01471
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    (Address of principal executive offices)          (ZIP Code)

Registrant's telephone number, including area code:  (978) 448-6111
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Item 5.  Other Events.
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As previously announced, New England Business Service, Inc. (the "Company")
has the right to purchase up to 1,069,772 shares of common stock of Advantage Payroll Services, Inc. ("Advantage"), at a purchase price of $12.67 per share, pursuant to a common stock purchase warrant dated August 9, 2001.

On July 2, 2002, the Company exercised the warrant in part and purchased 427,909 shares of Advantage's common stock for an aggregate purchase price of $5,421,607.03. As a result of this purchase, the Company currently owns 2,567,453 Advantage common shares, representing approximately 19.6% of the Advantage common shares outstanding on a fully diluted basis.

The warrant remains in full force and effect, and entitles the Company to purchase up to an additional 641,863 shares of Advantage's common stock. The exact number of Advantage shares which may be purchased by the Company upon exercise of the warrant is based on the Company's meeting certain performance milestones through April 2005 in connection with its marketing alliance with Advantage.

The exercisability of the warrant with respect to the remaining shares will be accelerated in connection with a change in control of Advantage or the consummation by Advantage of an initial public offering of its common shares having an aggregate value of at least $50 million. In the event the warrant is accelerated, the exact number of shares which the Company will be entitled to purchase will be determined pursuant to a performance-based formula relating to the Company's marketing alliance with Advantage, and will not be known until five days before the consummation of the event giving rise to acceleration.


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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      NEW ENGLAND BUSINESS SERVICE, INC.
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                                                (Registrant)

July 16, 2002                               DANIEL M. JUNIUS
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    Date                                    Daniel M. Junius
                                            Senior Vice President, Chief
                                            Financial Officer and Treasurer